UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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MOELIS & COMPANY

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Dear Stockholders of Moelis:

We are seeking your support in voting FOR the election of our Board of Directors and Say-on-Pay proposal in advance of our 2023 Annual Meeting of Stockholders on June 8.

This letter addresses advisory reports issued by Institutional Shareholder Services (“ISS”) on May 20, 2023 and Glass Lewis on May 23, 2023. In their reports, ISS and Glass Lewis recommended that you vote against select independent directors solely due to our dual-class share structure. ISS and Glass Lewis have recommended you vote against incumbent independent director John Allison and ISS further recommends you vote against Kenneth Shropshire. They are both members of our Nominating & Governance Committee.

Glass Lewis recommends that you vote against approving, on an advisory basis, compensation of our Named Executive Officers (“Say on Pay”).

We respectfully disagree with ISS and Glass Lewis’s recommendations for the reasons outlined below.

Election of our Board of Directors

As background, we would like to shed light on our views of our dual-class share structure, which we believe contributes significantly to the long-term success of our Firm.

Kenneth Moelis (“Mr. Moelis”) controls the voting power of all of our Class B common stock (the “Class B shares”), which has 10:1 voting per share compared to our Class A common stock, so long as the Class B Conditions are met.1 Under the Class B Condition, which was publicly disclosed at the time of our IPO, Mr. Moelis is required to hold a substantial economic interest of approximately 4.5 million shares, which makes him one of the top stockholders of Moelis & Company and further reinforces his alignment with stockholders. Additionally, Mr. Moelis is the only person who has the right to 10 votes per Class B share and such right is not transferable.2

We believe that the stability of our CEO role, attributable to our dual-class share structure, promotes long-term shareholder value creation in our highly competitive industry by giving us the unique ability to attract and retain high-caliber Managing Directors.

Our board is currently comprised of three independent directors who possess diverse expertise and experience and play a critical role in overseeing our company’s operations and safeguarding the interests of all of our stockholders.

In our 2023 Proxy Statement, we made a commitment to add a fourth gender diverse independent director following the resignation of Yolanda Richardson earlier this year. We believe a board comprised of four independent directors is an ideal size for our company.

Additionally, Mr. Shropshire, as Lead Director and Chair of the Audit Committee, and Mr. Allison, as Chair of the Nominating and Governance Committee, are highly skilled and valued board members, and important to the Board’s role in risk management and ESG progress.

We do not believe a vote against our independent directors is warranted.

We urge you to vote FOR the election of all of our directors.

[1]	Class B Condition is defined in our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 8-K filed on April 22, 2014.
[2]	For more detailed description of the Class B Condition, see the Company’s Annual Proxy Statement filed as DEF14A filed on April 27, 2023.

Say-on-Pay

Additionally, we recommend that you vote FOR our Say-on-Pay proposal.

Glass Lewis conducts their quantitative analyses for their Say-on-Pay recommendation based on information that is presented in the SEC-required Summary Compensation table on page 44 of our 2023 Proxy Statement. The methodology used to calculate annual compensation in the Summary Compensation table differs significantly from how our Compensation Committee awards annual incentive compensation for our Named Executive Officers (or “NEOs”). In the Summary Compensation table, the grant date fair value of equity awards granted during the 2022 calendar year are included in the calculation of 2022 compensation; however, the equity awards granted in February of 2022 were awarded by our Compensation Committee in respect of the 2021 performance cycle.

For example, the Summary Compensation table includes approximately $18.8 million of stock awards granted to Mr. Moelis in February of 2022 as 2022 compensation, but these equity awards were granted to Mr. Moelis for the 2021 performance year.

To supplement the Summary Compensation table information with a presentation that reflects how our Compensation Committee awards annual incentive compensation, we provided a CEO 2022 Total Awarded Compensation table on page 34 of our 2023 Proxy Statement. It shows that Mr. Moelis was awarded approximately $9.0 million of compensation with respect to 2022 performance. This amount is lower than 2021 Total Awarded Compensation of approximately $25 million, or a decrease of approximately 62%.

Additionally, we provide information on the equity awards granted to our NEOs with respect to each performance year in the footnote to the Summary Compensation table. We provide this information for shareholders to help them assess the actual awarded compensation to our NEOs. We believe this information is a useful supplement and aligns with how we view compensation in comparison to the SEC-required methodology.

We urge you to vote FOR our Say-on-Pay proposal.

If you have any questions or require additional information regarding the proposals, please do not hesitate to contact us. Your engagement and feedback are essential to us, and we are committed to maintaining an open and constructive dialogue with all of our stockholders.

Thank you for your ongoing support and trust in our company.

Best regards,

Moelis & Company

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